EXHIBIT 10.26

November 15, 2005

John T. Ransom, Ph.D.

Dear Dr. Ransom:

We are pleased to offer you the position of Vice-President of Research – Regenerative Cell Technology at a salary of $15,000 per month (which, if computed on an annual basis, would be equivalent to $180,000), payable semi-monthly. You will report to me, and your start date will be as soon as possible. Please note that your status as an officer of the Company (as referred to above) will be subject to the final approval and appointment by the Board of Directors.

You will receive employee benefits comparable to Cytori’s standard package, including PPO medical insurance, group life insurance, group long-term disability insurance, and participation in our flexible spending account and 401(k) plan. Your paid time off will be four (4) weeks per year. You will also receive an auto allowance of $800 per month.

We will recommend to the Board of Directors that it grant to you, under our Amended and Restated 1997 Stock Option and Stock Purchase Plan, 50,000 stock options. These stock options, if granted by the Board, would vest monthly over four years (subject to a 1-year cliff) starting from your first day of employment. The exercise price would be equal to 100% of the fair market value of our stock as of the date the Board acts to grant the options. The options will be exercisable once they vest, subject to your remaining an employee of the Company, as described in the stock option agreement you will receive from the Company.

Beginning in 2006, you will have a target annual bonus of 15% of your base salary. The bonus is usually paid in the first quarter of each year, and is based upon your achievement of mutually agreed-upon performance objectives during the preceding year.

Employment with Cytori is “at will” and may be terminated without cause by either party. This letter describes a written offer of employment and does not constitute a contract.

Dr. Ransom, we would be delighted to have someone of your caliber join our company. Please sign below as acceptance of this offer and return a copy to me at your earliest convenience.

We would be pleased for you and your spouse to join us for our management retreat that will be held December 10 – 14 at the Princeville Hotel in Princeville, Kauai. Travel, accommodations and meals will be paid by Cytori.

Sincerely,

/s/ Marc Hedrick
Marc Hedrick
President

Acceptance:
I understand and accept the above offer.

Signature:

/s/ John T. Ransom	11-18-05
John T. Ransom, Ph.D.	Date